EXHIBIT 99.1
------------


                             News Release

                               LANDAUER


                         For Immediate Release

----------------------------------------------------------------------

                        LANDAUER, INC. REPORTS
                      SECOND QUARTER 2003 RESULTS


     .     Second quarter revenues increase 14.6% over 2002 second quarter


     . Second quarter net income decreases from 2002 second quarter levels due to $2.75 million non-cash charge related to impairment in value of Landauer's Aurion assets

----------------------------------------------------------------------

For Further Information Contact:  James M. O'Connell
                                  Vice President, Treasurer & CFO

----------------------------------------------------------------------

GLENWOOD, ILLINOIS, APRIL 28, 2003 . . . LANDAUER, INC. (NYSE SYMBOL LDR) reported today that net income for its second fiscal quarter ended
March 31, 2003 was $3,030,000 compared with $4,037,000 in the same quarter in fiscal 2002. Operating income for the quarter just ended was reduced by a non-cash charge in the amount of $2,750,000, or $0.19 per diluted share (after income tax benefit computed at a marginal rate of 39.7%), for costs associated with the impairment in value of assets related to Landauer's Aurion service. Diluted earnings per share for the current quarter were $0.34 compared with $0.46 per share for the same period a year ago.

Revenues for the second fiscal quarter of 2003 were $16,846,000, or 14.6% higher than reported revenues of $14,704,000 in the same period a year ago.

Revenue growth for the quarter resulted from incremental revenues associated with Landauer's 51% owned subsidiary, LCIE-Landauer, Ltd., acquired in the third quarter of fiscal 2002, higher pricing for Landauer's products and services and a modest increase in unit demand.

Cost of revenues for the current quarter was 15.8% higher than for the same period a year ago, primarily resulting from French operations, as well as higher domestic costs. Operating expenses for the quarter just ended were moderately higher than a year ago. While expenses related to LCIE-Landauer increased, and selling and research and development expenses were higher, these were largely offset by lower incentive compensation expenses.

RESULTS FOR SIX MONTHS ENDED MARCH 31, 2003
-------------------------------------------

For the first half of fiscal 2003, Landauer reported net income of $6,839,000 compared with $7,773,000 for the same period in fiscal 2002. Diluted earnings per share thus far in fiscal 2003 were $0.77 compared with $0.88 for the first half of fiscal 2002.

Revenues for the first six months of fiscal 2003 were $32,238,000, or 13.3% higher than $28,445,000 reported for the same period in fiscal 2002. Revenue growth resulted from the consolidation of European operations and from core radiation dosimetry services where Landauer realized higher pricing and slightly increased unit volume.

LANDAUER, INC.
ADD 1



Cost of revenues for the first half of fiscal 2003 was 17.5% higher than a year ago, primarily the result of higher costs associated with French operations, as well as higher domestic costs for employee benefits and depreciation. Year-to-date gross margins at 64.5% were slightly lower than a year ago as a result of lower margins for the French business. Selling, general and administrative expenses in the first six months of fiscal 2003 were 7.8% higher than a year ago, due to higher European operating expenses, domestic selling and research and development costs, and lower incentive compensation expenses.

Year-to-date other income was moderately higher than a year ago and income taxes for the first half of fiscal 2003 were lower than a year ago as a result of lower income. The effective tax rate at 37% was slightly lower compared to the first six months of last fiscal year.


NON-CASH CHARGE ASSOCIATED WITH AURION SERVICE
----------------------------------------------

Following the completion of an assessment of second quarter sales results of the Aurion service, management has revised its revenue forecast for the service and has determined that the revised projected cash flows are insufficient to support the carrying value of the related assets. While the market generally considers Aurion an improvement in operational dosimetry, sales have been impacted by discretionary spending constraints due to state and local budget deficits and continued health care cost pressures. The impairment in the carrying value of the Aurion service resulting from this decision is $2,750,000, representing the Company's entire investment in Aurion-related assets, and has been recorded as a non-cash charge in Landauer's fiscal quarter ended March 31, 2003. The Company will continue limited Aurion service to customers and will review alternative uses and other business models for the direct ion storage technology.


OUTLOOK FOR BALANCE OF FISCAL 2003

The quarter ended March 31, 2003 represents the first full year of operations that included consolidation of the results of LCIE-Landauer, the Company's 51% owned subsidiary in France and the U.K. Now that a full year of results for this business unit are part of historical comparisons, revenue and cost growth will return to more traditional levels. Revenue growth for the second half of fiscal 2003 will approximate 6-7%, compared with the same period in fiscal 2002. Aggregate costs and expenses for the second half of fiscal 2003 will grow at a moderately lower rate than revenues. Research and development costs will be higher by almost $500,000, reflecting the Company's increased focus on OSL-related initiatives. Additionally, incentive compensation expenses will be lower compared with a year ago.

Resulting operating income for the remainder of fiscal 2003 is likely to grow at almost 10% compared with the second half of fiscal 2002. Non operating income for the balance of 2003 will be significantly lower than year ago levels as a result of the one-time gain in the amount of $511,000, net of income taxes, recognized in 2002 on the formation of the French/U.K. subsidiary. Income tax expense for fiscal 2003 is expected to be comparable with a year ago in terms of effective rate. Resulting net income for the second half of fiscal 2003 will likely grow slightly compared with the second half of 2002.

LANDAUER, INC.
ADD 2



Landauer plans to focus its ongoing sales and marketing efforts toward its traditional service offerings and the InLight product line. Management's assessment of the factors leading to the impairment of Aurion assets is not expected to have an adverse impact on growth in the Company's core dosimetry service or other products.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call that will be broadcast simultaneously over the Internet at www.vcall.com on Monday, April 28, 2003, at 2:00 p.m. central time. Please allow 15 minutes to register and download the required software. Replays will be available through Vcall's website.


ABOUT LANDAUER, INC.

Landauer is the leading provider of analytical services to determine personal exposure to occupational and environmental radiation. For more than 45 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.


SAFE HARBOR STATEMENT

Certain of the statements made herein constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including assumptions, risks and uncertainties associated with the Company's introduction of the InLight technology, the cost associated with the Company's research and business development efforts, the anticipated results of operations of the Company and its subsidiaries or ventures, the valuation of the Company's long lived assets or business units relative to future cash flows, the Company's market position, the Company's business plans, anticipated revenue and cost growth, the risks associated with conducting business internationally, the effects of changing economic and competitive conditions, foreign exchange rates, and government regulations. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the Company's reports filed from time to time with the SEC.

LANDAUER, INC.
ADD 3


            SECOND QUARTER FISCAL 2003 FINANCIAL HIGHLIGHTS
       (Unaudited; amounts in thousands, except per share data)


                            Three months ended    Six months ended
                                 March 31,            March 31,
                           -------------------  -------------------
                              2003      2002      2003       2002
                            --------  --------  --------   --------

Net revenues. . . . . . .   $ 16,846  $ 14,704  $ 32,238   $ 28,445

Costs and expenses:
  Cost of sales . . . . .      5,732     4,951    11,445      9,738
  Selling, general and
    administrative. . . .      3,572     3,490     7,185      6,668
  Impairment in value of
    assets. . . . . . . .      2,750     --        2,750      --
                            --------  --------  --------   --------
                              12,054     8,441    21,380     16,406
                            --------  --------  --------   --------

Operating income. . . . .      4,792     6,263    10,858     12,039

Other income - net. . . .        230       208       455        415
                            --------  --------  --------   --------

Income before income taxes
 and minority interest. .      5,022     6,471    11,313     12,454

Income taxes. . . . . . .      1,835     2,418     4,184      4,664
                            --------  --------  --------   --------

Income before minority
  interest. . . . . . . .      3,187     4,053     7,129      7,790

Minority interest . . . .        157        16       290         17

                            --------  --------  --------   --------
Net income. . . . . . . .   $  3,030  $  4,037  $  6,839   $  7,773
                            ========  ========  ========   ========

Net income per common share:
  Basic . . . . . . . . .   $   0.34  $   0.46  $   0.78   $   0.89
                            ========  ========  ========   ========

  Based on average shares
    outstanding . . . . .      8,792     8,745     8,783      8,738
                            ========  ========  ========   ========

  Diluted . . . . . . . .   $   0.34  $   0.46  $   0.77   $   0.88
                            ========  ========  ========   ========

  Based on average shares
    outstanding . . . . .      8,871     8,857     8,863      8,829
                            ========  ========  ========   ========

LANDAUER, INC.
ADD 4


                  SUMMARY CONSOLIDATED BALANCE SHEET

                   (unaudited, amounts in thousands)



                                          March 31,   September 30,
                                            2003          2002
                                          ---------   -------------

ASSETS
Current Assets
  Cash and cash equivalents . . . . . .    $  7,225        $  7,627
  Short-term investments. . . . . . . .         251             317
  Receivables, net of reserves. . . . .      14,396          13,620
  Other current assets. . . . . . . . .       8,123           5,266
                                           --------        --------
Total current assets. . . . . . . . . .      29,995          26,830
                                           --------        --------
Net property, plant and equipment . . .      15,899          18,179
Equity in joint venture . . . . . . . .       2,725           2,806
Goodwill and other intangible assets,
  net of amortization . . . . . . . . .       8,556           8,601
Dosimetry devices, net of amortization.       3,834           3,546
Other assets. . . . . . . . . . . . . .         237             295
                                           --------        --------
TOTAL ASSETS. . . . . . . . . . . . . .    $ 61,246        $ 60,257
                                           ========        ========

LIABILITIES AND
STOCKHOLDERS' INVESTMENT
Current liabilities:
  Accounts payable. . . . . . . . . . .    $  1,505        $  1,789
  Dividend payable. . . . . . . . . . .       3,299           3,071
  Deferred revenue. . . . . . . . . . .      11,895          11,885
  Other current liabilities . . . . . .       8,447           8,444
                                           --------        --------
Total current liabilities . . . . . . .      25,146          25,189
                                           --------        --------
Minority interest in subsidiary . . . .         542             462
                                           --------        --------
Stockholders' investment. . . . . . . .      35,558          34,606
                                           --------        --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' INVESTMENT . . . . . .    $ 61,246        $ 60,257
                                           ========        ========


                               #   #   #